1262581.v3

                                   -2-
For immediate release

  Harold's Stores, Inc. Announces Extension of Primary Credit Facility
                 and Increase in Borrowing Availability
Banking agreement extended until February 2010 and borrowing availability increased by over $3 million


Dallas, TX - January 24, 2006 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today that it has negotiated an amendment to its existing credit facility with Wells Fargo Retail Finance II, LLC ("Wells Fargo") that will provide over $3 million of additional liquidity and extend the existing agreement for three years.

Under the terms of the amendment, the agreement has been extended by three years until February 5, 2010. Additionally, minimum required excess availability under the line has been reduced from $1.35 million to $1.0 million, and the maximum revolver amount has been increased from the lesser of $25 million, or $22 million plus outstanding participant advances (which were previously $4 million) to the lesser of $28 million, or $22 million plus outstanding participant advances (which are now $7 million).

The $3 million increase in the credit facility is based upon an increase of $3 million in the loan participation agreement between Wells Fargo and RonHow, LLC, bringing RonHow's total participation to $7 million. RonHow is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester. Mr. de Waal and Mr. Lester are both major beneficial owners of Company common stock, and Mr. Lester is also a director of the Company. The Company has obtained these increases in order to provide for additional working capital.

"This funding is a significant show of support by our major shareholders," said Leonard Snyder, Interim Chief Executive Officer. Mr. Snyder continued, "This amendment and funding will provide the Company with the ability to implement key strategic initiatives in 2006 that I believe could have a positive effect on the Company's operating results. These include strategies to relocate existing stores in Greenville, SC and Atlanta, GA and open new Harold's stores in Montgomery, AL and Little Rock, AR. This funding will also enhance our daily working capital."

The new $3 million participation will bear interest at a rate 4% higher than the Wells Fargo line and is convertible at the option of RonHow into a new series of 2006-A Preferred Stock having terms equivalent to the Company's existing Series 2003-A Preferred Stock except for the conversion rate of the preferred stock into common which will be at $0.87 per share based on the 20 trading day average price immediately preceding the closing. Additional terms of the transaction will be described in the Company's Form 8-K, which will be filed soon and will be available at www.sec.gov.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.


Financial Information Contact:
Jodi L. Taylor, Chief Financial Officer
Harold's Stores, Inc.
405-329-4045